EXHIBIT 10.19

                          [RUSSELL-STANLEY LETTERHEAD]


                                                                   July 23, 1998
Mr. Gerard C. DiSchino
New England Container Company
455 George Washington Highway
Smithfield, RI  02917

Dear Gerry:
                  As you know, today Russell-Stanley Holdings, Inc. (the "Company") will complete the acquisition of New England Container Co., Inc. ("NECC"), which will become a subsidiary of the Company. I am pleased to offer you the position of President of NECC and, in addition, wanted to give you certain assurances regarding your employment.

                  You will receive a base salary of $140,000 per year and be eligible to participate in the Company's annual bonus plan, long-term incentive program, option plan and in such benefit plans and programs as the Company makes generally available to similarly situated executives of the Company and its subsidiaries. During your employment, you will continue to be entitled to the use of a leased Jeep Grand Cherokee or another vehicle of similar value.

                  In the event your employment with the Company and its subsidiaries is terminated within two years of the date of this letter by the Company and its subsidiaries without Cause (as defined below) (other than as a result of your death or disability), then the Company shall, or shall cause NECC or any other subsidiary of the Company which employs you, to continue to pay you your base salary for one year following your termination of employment.

                  For purposes of this letter, "Cause" shall mean: (i) your willful malfeasance or willful misconduct in connection with your employment,
(ii) your refusal to perform your duties hereunder or any lawful direction of the Board of Directors of the Company or NECC or any other subsidiary of the Company which employs you, (iii) your breach of any covenant or agreement you have made or entered into with any of the Company and its subsidiaries (including those covenants included in this letter agreement) or (iv) your commission of (a) any felony or (b) a misdemeanor involving moral turpitude.

                  THIS LETTER AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.

                  This letter agreement contains the entire understanding between the Company and its subsidiaries, on the one hand, and you, on the other hand, and supersedes in all respects any prior or other agreement or understanding between any of the Company and its subsidiaries, on

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the one hand, and you, on the other hand, including, but not limited to, that employment agreement entered into on December 13, 1996 between you and NECC.

                  The Company shall be entitled to withhold from payments to you any amounts required to be withheld by law. This letter agreement may only be amended by, and provisions hereof may only be waived by, written agreement of the parties hereto. This letter agreement may be executed in two or more counterparts, each of which will be deemed an original.

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                  If you agree with the terms and conditions of this letter
agreement, please sign both copies hereof and return one to the Company promptly.

                                      Sincerely,

                                      /s/ ROBERT SINGLETON

                                      Robert Singleton

Agreed and Accepted:



/S/ GERARD C. DISCHINO
Gerard C. DiSchino